AMENDMENT TO
GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT

THIS AMENDMENT is made as of May 1, 2006, by and between JPMorgan Chase Bank, N.A., JPMorgan Insurance Trust (formerly JPMorgan Investment Trust) and the entities who are currently parties to the Global Custody and Fund Accounting Agreement, in place for the investment companies in the JPMorgan fund complex (as listed below) (the “Agreement”).

WHEREAS, the parties hereto wish to amend the Agreement, to reflect the addition of a new party, JPMorgan Insurance Trust, to the Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the same meaning as are set forth in the Agreement.

2.	As of the date of the Amendment, Schedules A is replaced with New Schedule A so that each portfolio of JPMorgan Insurance Trust will become a Customer under the Agreement.

3.	This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

JPMorgan Chase Bank, N.A.

By:	/s/ Lisa F. Oronato

Name:	Lisa F. Oronato

Title:	Vice President

JPMorgan Institutional Trust
JPMorgan Trust I
JPMorgan Trust II
J.P. Morgan Mutual Fund Group
J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Investment Trust
J.P. Morgan Series Trust II
J.P. Morgan Fleming Series Trust
Undiscovered Managers Funds
UM Investment Trust
UM Investment Trust II
JPMorgan Insurance Trust

By:	/s/ Robert L. Young

Name:	Robert L. Young

Title:	Senior Vice President